Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-194609

March 17, 2014

Pricing Term Sheet

EXXON MOBIL CORPORATION

$750mm Floating Rate Notes due 2017 (the “2017 Floating Rate Notes”)

$500mm Floating Rate Notes due 2019 (the “2019 Floating Rate Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior Unsecured Floating Rate Notes

Principal Amount:	$750mm of 2017 Floating Rate Notes $500mm of 2019 Floating Rate Notes

Maturity:	March 15, 2017 for the 2017 Floating Rate Notes March 15, 2019 for the 2019 Floating Rate Notes

Interest Rate:	Three Month LIBOR plus 0.04% per annum payable and reset quarterly for the 2017 Floating Rate Notes Three Month LIBOR plus 0.15% per annum payable and reset quarterly for the 2019 Floating Rate Notes

Interest Payment Dates:	Quarterly each March 15, June 15, September 15 and December 15, commencing June 15, 2014, for the 2017 Floating Rate Notes and the 2019 Floating Rate Notes

Price to Public:	100.000% for the 2017 Floating Rate Notes 100.000% for the 2019 Floating Rate Notes

Trade Date:	March 17, 2014

Settlement Date:	March 20, 2014

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	30231GAB8 / US30231GAB86 for the 2017 Floating Rate Notes 30231GAE2 / US30231GAE26 for the 2019 Floating Rate Notes

Anticipated Ratings:*	Aaa (Moody’s Investors Service, Inc.) AAA (Standard & Poor’s Ratings Services)

Joint Book-Running Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Banca IMI S.p.A. BNP Paribas Securities Corp. RBS Securities Inc. SG Americas Securities, LLC Standard Chartered Bank

Co-Managers:	BNY Mellon Capital Markets, LLC Deutsche Bank Securities Inc. Lebenthal & Co., LLC Lloyds Securities Inc. The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

$1,500mm 0.921% Notes due 2017 (the “2017 Fixed Rate Notes”)

$1,750mm 1.819% Notes due 2019 (the “2019 Fixed Rate Notes”)

$1,000mm 3.176% Notes due 2024 (the “2024 Fixed Rate Notes”)

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Senior Unsecured Fixed Rate Notes

Principal Amount:	$1,500mm of 2017 Fixed Rate Notes $1,750mm of 2019 Fixed Rate Notes $1,000mm of 2024 Fixed Rate Notes

Maturity:	March 15, 2017 for the 2017 Fixed Rate Notes March 15, 2019 for the 2019 Fixed Rate Notes March 15, 2024 for the 2024 Fixed Rate Notes

Coupon (Interest Rate):	0.921% per annum for the 2017 Fixed Rate Notes 1.819% per annum for the 2019 Fixed Rate Notes 3.176% per annum for the 2024 Fixed Rate Notes

Interest Payment Dates:	Semiannually each March 15 and September 15, commencing September 15, 2014, for the 2017 Fixed Rate Notes, the 2019 Fixed Rate Notes and the 2024 Fixed Rate Notes

Price to Public:	100.000% for the 2017 Fixed Rate Notes 100.000% for the 2019 Fixed Rate Notes 100.000% for the 2024 Fixed Rate Notes

Benchmark Treasury:	0.750% due March 15, 2017 for the 2017 Fixed Rate Notes 1.500% due February 28, 2019 for the 2019 Fixed Rate Notes 2.750% due February 15, 2024 for the 2024 Fixed Rate Notes

Benchmark Treasury Yield:	0.771% for the 2017 Fixed Rate Notes 1.569% for the 2019 Fixed Rate Notes 2.696% for the 2024 Fixed Rate Notes

Spread to Benchmark Treasury:	15 bps for the 2017 Fixed Rate Notes 25 bps for the 2019 Fixed Rate Notes 48 bps for the 2024 Fixed Rate Notes

Yield to Maturity:	0.921% for the 2017 Fixed Rate Notes 1.819% for the 2019 Fixed Rate Notes 3.176% for the 2024 Fixed Rate Notes

Make-whole Call:	At any time prior to maturity at a discount rate of Treasury plus 3 basis points, for the 2017 Fixed Rate Notes, at any time prior to February 15, 2019 (one month prior to the maturity date of the 2019 Fixed Rate Notes) at a discount rate of Treasury plus 5 basis points, for the 2019 Fixed Rate Notes and at any time prior to December 15, 2023 (three months prior to the maturity date of the 2024 Fixed Rate Notes) at a discount rate of Treasury plus 7 basis points, for the 2024 Fixed Rate Notes

Par Call:

At any time on and after February 15, 2019 (one month prior to the maturity date of the 2019 Fixed Rate Notes), the Company may redeem the 2019 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2019 Fixed Rate Notes to be redeemed

At any time on and after December 15, 2023 (three months prior to the maturity date of the 2024 Fixed Rate Notes), the Company may redeem the 2024 Fixed Rate Notes, in whole or in part, at 100% of the aggregate principal amount of 2024 Fixed Rate Notes to be redeemed

Trade Date:	March 17, 2014

Settlement Date:	March 20, 2014

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	30231GAA0 / US30231GAA04 for the 2017 Fixed Rate Notes 30231GAD4 / US30231GAD43 for the 2019 Fixed Rate Notes 30231GAC6 / US30231GAC69 for the 2024 Fixed Rate Notes

Anticipated Ratings:*	Aaa (Moody’s Investors Service, Inc.) AAA (Standard & Poor’s Ratings Services)

Joint Book-Running Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Banca IMI S.p.A. BNP Paribas Securities Corp. RBS Securities Inc. SG Americas Securities, LLC Standard Chartered Bank

Co-Managers:	BNY Mellon Capital Markets, LLC Deutsche Bank Securities Inc. Lebenthal & Co., LLC Lloyds Securities Inc. The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at (866) 811-8049, J.P. Morgan Securities LLC collect at (212) 834-4533 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

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